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                                                                  EXHIBIT (10)g.

                                 SUPERVALU INC.
              DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS


1. A director who is not an employee of the Company or of a subsidiary of the Company may elect to defer receipt of the payment of his cash fees and other cash compensation as a director until such time as he has ceased to be a director, as hereinafter provided.

2. Any election hereunder to defer fees shall apply to all or any part of the cash fees and other cash compensation earned by the director as a director of the Company (quarterly retainer fees as well as fees for attending Board meetings and committee meetings, but not stock option grants or amounts paid pursuant to the Non-Employee Directors Deferred Stock Plan) until termination of such election.

3. Such election shall be made by the director filing a written statement with the Secretary of the Company electing to defer director's fees pursuant to this plan and shall be effective with respect to any fees and other compensation thereafter payable to the electing director for which no services have yet been rendered by said electing director.

4. A director's election to defer director's fees hereunder shall continue thereafter unless and until the director terminates the deferral by giving notice to the Secretary in writing. In the event of such termination of a deferral, the amount previously deferred shall not be paid until such director ceases to be a director.

5. All fees so deferred will be credited to a special bookkeeping account for the director at such times as the fees would have been payable had the director not elected to defer payment thereof.

6. The Company will not set aside any money in trust or otherwise fund the payment of any amounts credited to the director's deferred fee account, but shall make payment to the director when due out of general corporate funds. The director shall have the status solely of an unsecured general creditor of the Company with respect to the amounts credited to the director's deferred fee account.

7. Interest shall be accrued on all deferred fees from and after the date when credited to the director's deferred fee account until paid as hereinafter provided. For all amounts credited to a director's deferred fee account prior to July 1, 1996, interest shall be accrued at the rate of 11% per annum; for all amounts credited to a director's deferred fee account on or after July 1, 1996, interest shall be accrued at the prime interest rate as published in the Wall Street Journal on the first business day of January each year for the ensuing year. Such interest shall be credited to the director's deferred fee account as of the last day of each month and shall be compounded annually.
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8.       The balance in the director's deferred fee account (including interest thereon) accrued prior to July 1, 1996, shall be paid in ten equal annual installments, each installment being paid on or before January 10 of each year beginning with the calendar year immediately following the year in which the director ceases to be a director. The balance in the director's deferred fee account (including interest thereon) accrued on and after July 1, 1996, shall be paid in a lump sum or in equal annual installments, as the director shall elect at the time the director makes the deferral election under paragraph 1 hereof. Notwithstanding the foregoing, the Company, acting by resolution of the Board exclusive of any director covered by this plan, in its sole discretion may determine to make payment of the balance in the director's deferred fee account (including accrued interest thereon) in one payment or in installments. Furthermore, the director may change the deferred payment election for cash fees and other cash compensation that has previously been deferred into the director's deferred fee account by delivering a subsequent deferral payment election in writing to the Secretary that will take effect at the beginning of the second complete calendar year after the date of the revised deferral payment election. Interest at the rates provided in Section 7 shall be earned on unpaid installments.

9. Upon the death of a director or a former director, any amounts of deferred director's fees and interest accrued shall be paid in full on or before January 10 of the calendar year following the year in which the director dies, to the legal representative of the director's estate or to such person(s) as the director shall have instructed the Company by written instrument filed with the Secretary of the Company and signed by the director.

10. Upon a Change of Control of the Company (as hereinafter defined) the entire balance of the director's deferred fee account shall be paid in full to the director.

CHANGE OF CONTROL:

For purposes hereof, Change of Control shall have the following meaning:

         (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control; (A) any acquisition directly from the Company or (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

         (ii) the consummation of any merger or other business combination of the Company, sale or lease of the Company's assets or combination of the foregoing transactions (the "Transactions") other than a Transaction immediately following which

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the shareholders of the Company and any trustee or fiduciary of any Company employee benefit plan immediately prior to the Transaction own at least 60% of the voting power, directly or indirectly, of (A) the surviving corporation in any such merger or other business combination; (B) the purchaser or lessee of the Company's assets; or (C) both the surviving corporation and the purchaser or lessee in the event of any combination of Transactions; or

         (iii) within any 24 month period, the persons who were directors immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the Board of Directors of the Company or the board of directors of a successor to the Company. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board of Directors of the Company by, or on the recommendation of or with the approval of, at least three-fourths of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has expressed an intent to effect a Change of Control or engage in a proxy or other control contest); or

         (iv) such other event or transaction as the Board of Directors of the Company shall determine constitutes a Change of Control.


Effective:  6/27/96
Last Revised:  7/1/98

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